[ZYGO LETTERHEAD]

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Gary K. Willis
President and Chief Executive Officer
                                                         For Immediate Release

                          ZYGO CORPORATION ANNOUNCES
                 ACQUISITION OF TECHNICAL INSTRUMENT COMPANY

MIDDLEFIELD, CONNECTICUT (AUGUST 20, 1996).......Zygo Corporation (NASDAQ:ZIGO)
today announced that it has completed the acquisition of the proprietary products division of Technical Instrument Company ("TIC"). In the transaction, Zygo paid approximately $11.7 million in cash and issued unregistered shares of its common stock valued at $3 million in exchange for all the outstanding capital stock of TIC.

      TIC, located in Sunnyvale, California, is engaged in the business of designing, developing, assembling, and marketing precision microscope products and systems used to improve the production efficiency and manufacturing yields within the semiconductor, data storage, and other high technology industries.

      Gary K. Willis, president and chief executive officer of Zygo, noted, "TIC's confocal microscopy technology complements Zygo's interferometric measurement capabilities and broadens both of our abilities to provide enhanced measurement and yield improvement solutions to our customers." He added, "With TIC's strong relationships with manufacturing plants in the semiconductor and data storage industries on the West Coast and in the Pacific Rim, the acquisition will strengthen Zygo's presence and capabilities to serve customers in those areas."

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      Frank E. Lundy, president of TIC, added, "The merger with Zygo allows us to more effectively pursue the rapidly growing opportunities for us in our served markets, while further accelerating our growth opportunities as we provide enhanced solutions to those markets with our combined technologies."

      For the year ended December 31, 1995, TIC's proprietary products business had approximately $8.4 million in net sales, and a net loss of $131,000. TIC's unaudited results for the six months ended June 30, 1996 included net sales of approximately $5.4 million, and net earnings of $939,000. Zygo's results for the nine months ended March 31, 1996 included net sales of $38.3 million, an increase of 77% from the comparable nine-month period of a year earlier, and net earnings of $1.04 per share, a 167% increase from the $.39 per share reported in the comparable nine-month fiscal 1995 period. Zygo closed its fiscal year on June 30, 1996 and has not yet reported its audited financial results for the full year.

      The Company also announced that it is progressing with its previously announced acquisition of NexStar Automation, Inc. To this end, definitive merger documentation has been signed, preliminary approval of the Supreme Court of British Columbia has been received, and the Management Information Circular and proxies have been mailed to NexStar's shareholders. The NexStar shareholder's meeting is scheduled for September 11, 1996, and it is anticipated that the acquisition will be consummated shortly thereafter. NexStar is engaged in the business of designing, developing, and manufacturing automation parts handling equipment to improve production efficiency and manufacturing yields within the data storage, semiconductor, and medical disposables markets.

      Zygo Corporation designs, develops, manufactures, and markets precision measurement and automation equipment and components used to enhance production yields in high technology industries. The firm is based in Middlefield, Connecticut, and also has operations in Sunnyvale, California.


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